Exhibit 99.1

Monroe Capital Corporation Adds Two New Directors

Chicago, Ill., April 29, 2013—Monroe Capital Corporation (Nasdaq: MRCC) (“Monroe”) today announced that in order to strengthen and diversify the Company’s board of directors in anticipation of future growth it has expanded its board from five to seven members and elected two new directors.

Joining the Monroe board, effective immediately, are Thomas J. Allison, retired Executive Vice President and Senior Managing Director of Mesirow Financial Consulting, LLC and Jorde M. Nathan, retired Managing Director of Barclays Bank. Furthermore, due to the admission of additional lenders into the Company’s credit facility, Jeffrey M. Steele is no longer considered a non-interested director. The board has appointed Mr. Allison to the Company’s audit committee as its chairperson and has appointed Mr. Nathan to the Company’s nominating and corporate governance committee.

Commenting on the elections, Monroe’s Chairman and Chief Executive Officer Theodore L. Koenig said, “We are delighted to welcome two highly experienced executives to the Monroe board. Tom and Jorde bring a great deal of financial leadership and corporate finance experience to our board and their input will be invaluable as we grow the Company over time. We thank Jeff Steele for his work as our former audit committee chairperson and look forward to his continued participation on our board.”

Mr. Allison served as Executive Vice President and Senior Managing Director of Mesirow Financial Consulting, LLC, a full-service financial and operational advisory consulting firm headquartered in Chicago, from 2006 until 2012. At Mesirow, Mr. Allison managed complex turnaround situations and advised on major reorganizations and insolvencies. He also served as CEO, CFO or CRO for several clients. Prior to Mesirow, Mr. Allison served in various capacities at a number of firms including Huron Consulting Group and Arthur Andersen, LLC.

Mr. Nathan was employed by Barclays Bank, a major global financial services provider, from 2008 until 2012. Prior to Barclays, Mr. Nathan was employed by Lehman Brothers from 1993 until 2008. As Managing Director at Barclays and Lehman, Mr. Nathan focused on distressed, high yield and leverage loan sales and trading.

ABOUT MONROE CAPITAL CORPORATION

Monroe Capital Corporation is a publicly-traded specialty finance company that principally invests in senior, unitranche and junior secured debt and, to a lesser extent, unsecured debt and equity investments in middle-market companies. The Company’s investment objective is to maximize the total return to its stockholders in the form of current income and capital appreciation. The Company’s investment activities are managed by its investment adviser, Monroe Capital BDC Advisors, LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and an affiliate of Monroe Capital LLC. To learn more about Monroe Capital Corporation, visit www.monroebdc.com.

ABOUT MONROE CAPITAL LLC

Monroe Capital LLC is a leading provider of senior and junior debt and equity co-investments to middle-market companies in the U.S. and Canada. Investment types include unitranche financings, cash flow and enterprise value based loans, acquisition facilities, mezzanine debt, second lien or last-out loans and equity co-investments. Monroe Capital LLC prides itself on its flexible investment approach and its ability to close and fund transactions quickly. Monroe Capital LLC is committed to being a value-added and user-friendly partner to owners, senior management and private equity sponsors. To learn more about Monroe Capital LLC, visit www.monroecap.com.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

SOURCE:	Monroe Capital Corporation

Investor Contact:	Aaron D. Peck
Chief Investment Officer and Chief Financial Officer
Monroe Capital Corporation
(312) 523-2363
Email: apeck@monroecap.com

Media Contact:	Kelly Holman
BackBay Communications
(212) 209-3844
Email: kelly.holman@backbaycommunications.com